Exhibit 99.1

Contacts:	Investors:
Anna Marie Dunlap
SVP Investor & Corporate Communications
Corinthian Colleges, Inc.
714-424-2678

Media:
Robert Jaffe
Pondel Wilkinson, Inc.
310-279-5980

CORINTHIAN COLLEGES REPORTS

FY 2007 SECOND QUARTER

Santa Ana, CA, January 30, 2007 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the second quarter ended December 31, 2006.

Comparing the second quarter of fiscal 2007 with the same quarter of the prior year (Note: Financial results for Q2 07 include a charge of $2.4 million for facility closing and severance expenses, $3.5 million in legal expenses associated with the Company’s review of historic stock option grants, and $4.0 million in increased litigation reserves.):

•	Net revenue was $245.0 million versus $244.5 million. The divestiture of Corporate Education Services (CES) in November 2005 reduced revenue by approximately $2.5 million in Q2 07. Excluding CES, revenue increased by approximately $3.0 million or 1.3%, in Q2 07 versus Q2 06.

•	Total student population was 65,431 versus 66,319.

•	Total student starts were 21,554 versus 21,376.

•	Operating income was $3.6 million compared with operating income of $17.5 million.

•	Net income was $2.6 million compared with $10.7 million.

•	Diluted earnings per share were $0.03 versus $0.12. In Q2 07 the Company incurred $0.02 per share in legal and other expenses associated with the review of historic stock options; $0.02 per share for facility closing and severance; and $0.03 per share for increased litigation reserves. Excluding these expenses, diluted earnings per share were $0.10 in Q2 07, in line with the Company’s previous guidance of $0.09 - $0.11 per share.

Comparing the first six months of fiscal 2007 with the same period of the prior year:

•	Total revenue was $476.8 million versus $480.8 million.

•	Operating income was $5.4 million compared with $29.3 million.

•	Net income was $4.0 million versus $18.1 million.

•	Earnings per diluted share were $0.05 versus $0.20.

“During the second quarter we continued to make progress in standardizing and improving key operational processes,” said Jack Massimino, Corinthian’s Chief Executive Officer. “As previously reported, in the first quarter we launched Operation IGNITE!, a complete re-engineering of our student enrollment and financing processes. As planned, in the second quarter we provided additional coaching and training to our campus admissions and student finance teams to help ensure the success of the new system. Operation IGNITE! sets a new standard of excellence company-wide and we believe it is an essential investment in future enrollment growth. In addition, we remain focused on strengthening management, improving regulatory compliance, consolidating information systems, implementing more competitive marketing strategies and improving overall execution.”

“Although we reported a slight increase in starts year-over-year, our growth continues to be negatively affected by weak start performance at our three largest WyoTech campuses,” Massimino continued. “The number of students who enrolled at WyoTech but did not start class has increased significantly in the past year. We believe the increase is the result of several factors, including an outmoded student finance process and inadequate customer service. During the second quarter we took aggressive action to improve the student finance process for WyoTech schools and to reduce the backlog of financial aid applications. Lead flow remains strong for these programs, and with our re-engineering of the intake process and new leadership, we expect to return to growth in fiscal 2008.”

Financial Review

Educational services expenses were 57.8% of revenue in Q2 07 versus 55.5% in Q2 06. The increase was mainly the result of higher occupancy and bad debt expenses. Bad debt expense was 6.2% of revenue in Q2 07 versus 5.4% in Q2 06. The increase was primarily the result of inadequate management focus at the campus level.

Marketing and admissions expenses were 27.2% of revenue in Q2 07 versus 27.3% in Q2 06.

General and administrative (G&A) expenses were 12.6% of revenue in Q2 07 versus 10.0% in Q2 06. The increase is primarily related to costs associated with the review of historic stock option grants and increased litigation reserves, primarily related to the California Attorney General’s investigation.

Operating margin – As a result of the factors outlined above, our operating margin was 1.5% in Q2 07 versus 7.1% in Q2 06.

Cash, restricted cash and marketable securities totaled $90.2 million at December 31, 2006, compared with $92.7 million at June 30, 2006.

Capital expenditures were $34.1 million in the first half of fiscal 2007 compared with $22.8 million in the same period of fiscal 2006.

Cash flow from operations was $30.3 million in the first half of fiscal 2007 versus $83.4 million for the same period of fiscal 2006.

Guidance

Fiscal 2007 - We are reducing guidance for the fiscal year ending June 30, 2007 to $0.35 - $0.39 per diluted share from $0.47 to $0.52 per diluted share. The revised guidance includes: stock-based compensation expense; an earnings reduction of $0.04 per share related to underperformance at our WyoTech schools; $0.03 per share in legal and other expenses incurred in the first half of the fiscal year as a result of our review of past stock option grants; $0.02 per share in facility closing and severance expenses; and $0.03 per share in increased litigation reserves. The revised guidance excludes: any legal and other expenses we may incur as a result of the review of past stock option grants in the last half of the fiscal year; and any other one-time charges.

Q3 07 - We expect earnings for the fiscal 2007 third quarter ending March 31, 2007 to be approximately $0.14 - $0.16 per diluted share, including stock-based compensation expense.

The Company will discuss guidance in more detail during its conference call today (details below).

Conference Call Today

We will host a conference call at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time) today, for the purpose of discussing second quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Conference Calls) and www.fulldisclosure.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. EST, Tuesday, February 6. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and use pass code 79226969.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 94 schools in 24 states in the U.S. and 32 schools in seven provinces of Canada. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associate, bachelor, and master degrees in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. For more information go to Corinthian’s website at www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, the Company’s statements regarding its expectation that it will be able to improve starts and financial and operating performance over time; and its statements under the heading “Guidance” above. Many important factors may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statements, including risks associated with the uncertain future impact of Operation IGNITE!, increased competition, variability in the expense and effectiveness of the Company’s advertising and promotional efforts, the Company’s effectiveness in its regulatory compliance efforts, the outcome of ongoing investigations and inquiries by state and federal agencies related to the Company’s compliance efforts, and other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission.

The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations

	For the three months ended December 31,		For the six months ended December 31,
	2006	2005	2006	2005
Net revenues	$245,047	$244,467	$476,849	$480,761
Operating expenses:
Educational services	141,662	135,686	279,421	273,441
General and administrative	30,779	24,556	58,709	48,214
Marketing and admissions	66,647	66,750	130,916	129,834
Impairment, facility closing, and severance charges	2,379		2,379

Total operating expenses	241,467	226,992	471,425	451,489

Income from operations	3,580	17,475	5,424	29,272

Interest (income)	(1,710)	(1,411)	(3,203)	(2,612)
Interest expense	829	889	1,587	1,778
Other (income) expense	192	139	457	153

Income (loss) before provision for income taxes	4,269	17,858	6,583	29,953
Provision (benefit) for income taxes	1,686	7,135	2,600	11,852

Net income	$2,583	$10,723	$3,983	$18,101

Income per common share:
Basic	$0.03	$0.12	$0.05	$0.20
Diluted	$0.03	$0.12	$0.05	$0.20

Weighted average number of common shares outstanding:
Basic	86,327	90,573	86,326	90,944
Diluted	87,474	92,005	87,486	92,300

Selected Consolidated Balance Sheet Data (unaudited)

	December 31, 2006	June 30, 2006
Cash, restricted cash, and marketable securities	$90,230	$92,705
Receivables, net (including long term notes receivable)	$71,352	$60,094
Current assets	$216,298	$215,003
Total assets	$675,353	$670,007
Current liabilities	$164,780	$161,081
Long-term debt and capital leases (including current portion)	$45,465	$47,061
Total liabilities	$270,359	$270,479
Total stockholders’ equity	$404,994	$399,528